Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following registration statements (and any amendments thereto) of IAC/InterActiveCorp of our report dated December 4, 2012, with respect to the consolidated financial statements of About, Inc. for the year ended December 25, 2011, included in this Current Report on Form 8-K of IAC/InterActiveCorp dated May 3, 2013.

COMMISSION FILE NO.:
Form S-8, No. 333-127410
Form S-8, No. 333-127411
Form S-4, No. 333-124303
Form S-8, No. 333-146940
Form S-8, No. 333-154875
Form S-8, No. 333-174538

/s/ ERNST & YOUNG LLP
New York, New York
May 3, 2013